Exhibit 5.1

November 4, 2009

Overland Storage, Inc.

4820 Overland Avenue

San Diego, CA 92123

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Overland Storage, Inc., a California corporation (the “Company”), in connection with the public offering of an aggregate of 5,400,000 shares (the “Underwritten Shares”) of the Company’s common stock (the “Common Stock”) plus up to 810,000 additional shares of Common Stock (the “Additional Shares”) as may be necessary to cover over-allotments made in connection with the offering. The public offering is pursuant to (i) a shelf registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 11, 2009, as amended on October 7, 2009 (the “Registration Statement”), and (ii) the prospectus supplement dated October 30, 2009 relating to the Registration Statement filed by the Company with the SEC on October 30, 2009 (the “Prospectus Supplement”). The Underwritten Shares and Additional Shares are collectively referred to as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the resolutions adopted by the Board of Directors of the Company on October 25, 2009, the resolutions adopted by the Pricing Committee of the Board of Directors on October 29, 2009, certificates of government officials and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the

November 4, 2009

Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to that certain Form 8-K dated November 4, 2009 and to its incorporation by reference into the Registration Statement. We also consent to the naming of our firm in the “Legal Matters” section of the Prospectus Supplement.

We express no opinion as to matters governed by any laws other than the California Corporations Code, the applicable provisions of the California Constitution and reported decisions of the California courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully,

/s/ Sheppard, Mullin, Richter & Hampton LLP